UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SSR MINING INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 800 – 1055 Dunsmuir Street PO Box 49088, Bentall Postal Station Vancouver, British Columbia Canada V7X 1G4
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Reference is hereby made to the Registration Statement on Form 8-A (the “Original Form 8-A”) filed by SSR Mining Inc. (formerly Silver Standard Resources Inc.) (“SSR Mining” or the “Company”) with the Securities and Exchange Commission on March 12, 2012, relating to the Shareholder Rights Plan Agreement, dated as of March 9, 2012 (the “Original Rights Plan”), between the Company and Computershare Investor Services Inc., as rights agent (the “Rights Agent”). Other than as expressly set forth herein, this Amendment No. 1 does not, and does not purport to, amend, update, or restate the information in the Original Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

Effective May 9, 2016, the Canadian Securities Administrators made changes to National Instrument 62-104 Take-Over Bids and Issuer Bids and National Policy 62-203 Take-Over Bids and Issuer Bids (together, the “New Take-Over Bid Rules”) which, among other things, extended the minimum period a take-over bid must remain open for deposits of securities thereunder to 105 days (from 35 days), with the ability of the target issuer to voluntarily reduce the period to not less than 35 days.

On March 21, 2018, the Company and the Rights Agent amended and restated the Original Rights Plan (as so amended and restated, the “Rights Plan”) with the intention of aligning the Rights Plan with the New Take-Over Bid Rules and current market practice. The updates to the Rights Plan:

•
Amend the definition of a “Permitted Bid” to be outstanding for a minimum period of 105 days or such shorter period that a take-over bid must remain open for deposits of securities, in the applicable circumstances, to align with the New Take-Over Bid Rules;

•
Make certain additional non-substantive, technical and administrative amendments, including to align the definition of a “Competing Permitted Bid” to the minimum number of days as required to align with the New Take-Over Bid Rules and permit book entry form registration of rights; and

•
Amend the definition of “Exempt Acquisition” to: (i) clarify that certain transactions, statutory or otherwise, that are approved by SSR Mining shareholders and the Board of Directors of SSR Mining qualify as Exempt Acquisitions; and (ii) provide that distributions of SSR Mining shares or convertible securities by way of a private placement by SSR Mining, a securities exchange take-over bid circular or upon the exercise by an individual employee of the right to purchase shares (whether from treasury or otherwise) pursuant to any dividend reinvestment plan or any employee benefit, stock option or similar plan qualify as Exempt Acquisitions provided that all necessary stock exchange approvals are obtained in connection with any such distribution and the person acquiring such securities pursuant to any such distribution does not become the beneficial owner of more than 25% of the voting shares outstanding immediately prior to the distribution.

The Rights Plan was approved by the Company’s shareholders at the Annual and Special Meeting of the Shareholders of SSR Mining Inc. held on May 10, 2018.

The above description is only a summary of the amendments to the Rights Plan, is not complete, and should be read together with, and is qualified in its entirety by reference to, the entire Rights Plan, which has been filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Shareholder Rights Plan Agreement made as of March 21, 2018 between SSR Mining Inc. and Computershare Investor Services Inc., as Rights Agent.
4.2	Notice of Articles and Articles filed under the Business Corporations Act (British Columbia) dated August 1, 2017.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 25, 2018

SSR Mining Inc. (Registrant)

By:	/s/ Gregory J. Martin
Name: Gregory J. Martin
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Shareholder Rights Plan Agreement made as of March 21, 2018 between SSR Mining Inc. and Computershare Investor Services Inc., as Rights Agent.
4.2	Notice of Articles and Articles filed under the Business Corporations Act (British Columbia) dated August 1, 2017.